Exhibit 99.1

THE MIDLAND COMPANY

7000 MIDLAND BOULEVARD

AMELIA, OHIO 45102-2607

(513) 943-7100

MAILING ADDRESS

P.O BOX 1256

CINCINNATI, OHIO 45201

For Immediate Release	April 19, 2007

Contact:

W. Todd Gray, Executive Vice President and CFO

(513) 943-7100

The Midland Company Reports Record First Quarter Results

•	Record Setting Net Income Before Realized Capital Gains* of $1.11 Per Share

•	Double Digit Property and Casualty Written Premium Growth

•	Continued Strong Property and Casualty Underwriting Results

Cincinnati, Ohio, April 19, 2007 — The Midland Company (Nasdaq: MLAN), a highly focused provider of specialty insurance products and services, today announced record results for the first quarter ended March 31, 2007. Net income for the quarter was a record $23.8 million, or $1.20 per share. This compares to the previous record net income reported in last year’s first quarter of $22.4 million, or $1.15 per share. All per share amounts are on an after-tax, diluted basis.

Net income before realized capital gains* was also a record at $22.1 million, or $1.11 per share for the first quarter, compared to the year ago level of $20.8 million, or $1.07 per share. The company believes that this non-GAAP financial measure provides a clearer picture of the underlying operating activities than the GAAP measure of net income, as it removes potential issues such as timing of investment gains (or losses) and allows readers to individually assess these components of net income.

John W. Hayden, Midland president and chief executive officer said, “We are delighted to report record results for the first quarter of 2007 and sustain the outstanding momentum we have built over the last several years. This marks the fifth consecutive year we have produced record first quarter results, a testament to our ability to consistently deliver outstanding underwriting results across our broad specialty insurance product platform. Our core profit strategies continue to serve us well. The positive trends underlying our business have us poised and confident as we continue to grow the top line, further strengthening our position to continue to deliver superior financial results in the years to come.”

“It is again gratifying to get the year started with strong top line growth results, particularly when the broader property and casualty marketplace is finding premium growth harder to come by,” Hayden continued “We expect premium growth to moderate somewhat in the coming quarters but still expect that we will outperform the broader insurance market”. Property and casualty gross written premiums grew 17.3 percent over last year’s first quarter result. “Double digit growth coupled with record earnings provide compelling evidence that our core profit and growth strategies are properly aligned as we continue to substantially outperform the property and casualty insurance industry. This is what great specialty companies do,” Hayden said.

Midland’s wholly owned insurance subsidiary, American Modern Insurance Group, Inc., specializes in providing insurance products and services for niche markets such as manufactured housing, site-built dwelling, motorcycle, watercraft, snowmobile, recreational vehicle, excess and surplus lines coverages, credit life and related products, as well as collateral protection and mortgage fire products sold to financial institutions and their customers. American Modern’s products and services are offered through diverse distribution channels.

The Midland Company Reports Record First Quarter Results

April 19, 2007

Solid Property and Casualty Underwriting Results

“We are extremely proud of the underwriting results we were able to deliver in 2007’s first quarter,” Hayden said. American Modern’s property and casualty combined ratio was a solid 91.3 percent for the first quarter, compared with 88.8 percent a year ago. Excluding catastrophe losses, American Modern’s combined ratio was a solid 89.4 percent, compared to 85.9 percent in the first quarter of 2006.

“We continue to be pleased with the underwriting trends across our entire specialty insurance product offering. In particular, our mortgage fire, motorcycle and excess and surplus lines products all produced exceptional underwriting results for the quarter. Our manufactured housing line also contributed solid underwriting results, with a combined ratio of 91.0 percent for the quarter, compared to 89.7 percent in last year’s first quarter. Our deep knowledge and expertise in the manufactured housing marketplace is clearly evidenced by our ability to consistently deliver solid underwriting results in this product line,” Hayden said.

“Adherence to maintaining underwriting discipline, expertly managing claims and intelligently designing and pricing our products, allows us to consistently produce exceptional underwriting results and has us well positioned to sustain that profitability as we focus on our core growth strategies,” Hayden said.

Double Digit Property and Casualty Written Premium Growth

For the first quarter, American Modern’s property and casualty gross written premiums grew a 17.3 percent to $205.4 million. Hayden noted, “We are extremely pleased by the outstanding top line growth we achieved during the first quarter. This marks the fourth consecutive quarter in which we have delivered double digit property and casualty premium growth over the prior year quarter. This outstanding growth exemplifies the great strides we have made toward our strategic initiatives of policyholder retention, market awareness, easy to use technology and further expansion of our multi-faceted distribution platform. While the first quarter premium growth was spectacular, we are anticipating that the growth rate will moderate somewhat for the remainder of the year.”

“The increase in property and casualty written premiums for the first quarter was primarily driven by growth in our financial institutions and residential property products. In particular, our mortgage fire, collateral protection and site-built dwelling product lines all grew at a double digit percentage pace, over the prior year quarter. Manufactured housing written premiums also increased over the prior year first quarter, growing 2.2 percent,” Hayden said.

“Equally encouraging is the growth noted within our recreational casualty product segment,” Hayden continued. “Our motorcycle, recreational vehicle, collector car and snowmobile product lines all achieved solid growth over the prior year’s first quarter. We continue to invest in our recreational casualty products and believe they are well positioned in the marketplace. Growing these products is a key initiative for us and it is gratifying to be able to report notable progress.”

Investment Portfolio, Market Value Growth and Record Book Value

The market value of Midland’s investment portfolio was $1.0 billion at March 31, 2007, compared with $939.8 million at March 31, 2006. Net pre-tax investment income (excluding capital gains and losses) increased 11.1 percent to $11.4 million for the first quarter compared with $10.3 million in last year’s first quarter due primarily to a larger base of invested assets and higher yields on our fixed income portfolio. The annualized pre-tax equivalent yield, on a cost basis, of Midland’s fixed income portfolio was 6.0 percent in the first quarter of 2007 compared with 5.7 percent in the comparable prior period.

After-tax realized investment gains from Midland’s investment portfolio totaled nine cents per share in this year’s first quarter compared with eight cents in last year’s first quarter. Pre-tax net unrealized gains on Midland’s fixed income portfolio were $7.7 million at March 31, 2007, up from $0.9 million at March 31, 2006. Pre-tax net unrealized gains on Midland’s equity portfolio were $108.4 million at March 31, 2007, up from $90.7 million at March 31, 2006.

The Midland Company Reports Record First Quarter Results

April 19, 2007

Midland’s shareholders’ equity increased to a record $597.1 million, or $30.93 per share, at quarter-end, up 16.2 percent from $506.7 million, or $26.61 per share, at March 31, 2006. The company’s book value per share has grown at a compound annual rate of 13.4 percent over the last 10 years.

Hayden noted that Midland’s common stock continues to outperform the broader equities market and virtually every relevant index for the 5-, 10-, 15- and 20-year periods ended March 31, 2007. “We are proud of that record and believe it clearly demonstrates the fundamental value we deliver to our shareholders,” he said.

M/G Transport Group Posts Strong First Quarter

M/G Transport, Midland’s transportation subsidiary, contributed an after-tax profit of 12 cents per share for the first quarter of 2007, compared with eight cents per share for the first quarter of 2006. “M/G Transport remains well positioned in the barge transportation marketplace and continues to capitalize on the favorable freight rate environment,” Hayden said.

Positive Outlook for 2007, Raises 2007 Full Year Guidance

“We are pleased to have started 2007 with record first quarter results. As we look to the remainder of the year, we will remain focused on our core profit and growth strategies, leveraging our underwriting expertise and diverse distribution across our specialty insurance platform. While the first quarter growth result was in the high double digits, our growth expectations for the full year are moderated somewhat by the fact a few significant business relationships were initiated during the second and third quarters of 2006, making the 2007 comparisons for those quarters more difficult. As a result, we are anticipating top line growth in the mid-single digit range for the second and third quarters and in the mid-to-high-single digit range for the fourth quarter and full year. All said, we anticipate strong organic growth that will drive a solid full year growth result in excess of industry expectations for 2007.”

“With respect to profit, we are raising our previously issued annual guidance. We anticipate a property and casualty combined ratio in the range of 93.0 percent to 94.5 percent, assuming normal weather, of course,” Hayden said. “Based on these levels of underwriting profit, we would anticipate full year 2007 (diluted) earnings per share in the range of $3.35 to $3.65, assuming no realized capital gains or losses.”

About the Company

Midland, which is headquartered in Cincinnati, Ohio, is a provider of specialty insurance products and services through its wholly owned subsidiary, American Modern Insurance Group, which accounts for approximately 95 percent of Midland’s consolidated revenue. American Modern specializes in writing physical damage insurance and related coverages on manufactured housing and has expanded to other specialty insurance products including coverage for site-built homes, motorcycles, watercraft, snowmobiles, recreational vehicles, physical damage on long-haul trucks, extended service contracts, excess and surplus lines coverages, credit life and related products as well as collateral protection and mortgage fire products sold to financial institutions and their customers. Midland also owns a niche transportation business, M/G Transport Group, which operates a fleet of dry cargo barges for the movement of dry bulk commodities on the inland waterways. Midland’s common stock is traded on the Nasdaq Global Select Market under the symbol MLAN. Additional information on the company can be found on the Internet at www.midlandcompany.com.

*Non-GAAP Measure and Reconciliation to GAAP Measure

Net income before realized capital gains is a non-GAAP measure. Items excluded from this measure are significant components in understanding and assessing financial performance. The company believes that this non-GAAP financial measure provides a clearer picture of the underlying operating activities than the GAAP measure of net income, as it removes potential issues such as timing of investment gains (or losses) and allows readers to individually assess these components of net income.

The Midland Company Reports Record First Quarter Results

April 19, 2007

Reconciliation to GAAP:

	First Quarter
	2007	2006
Dollars in Millions (After-tax):
Net Income Before Realized Capital Gains*	$22.1	$20.8
Net Realized Capital Gains	1.7	1.6

Net Income (GAAP)	$23.8	$22.4

	2007	2006
Per Share Amounts (After-tax, Diluted):
Net Income Before Realized Capital Gains*	$1.11	$1.07
Net Realized Capital Gains	0.09	0.08

Net Income (GAAP)	$1.20	$1.15

Forward Looking Statements Disclosure

Certain statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include certain discussions relating to underwriting, premium and investment income volume, business strategies, profitability and business relationships, as well as any other statements concerning the year 2007 and beyond. The forward-looking statements involve risks, uncertainties and other factors that may cause results to differ materially from those anticipated in those statements. Factors that might cause results to differ from those anticipated include, without limitation, adverse weather conditions, changes in underwriting results affected by adverse economic conditions, fluctuations in the investment markets, changes in the retail marketplace, changes in the laws or regulations affecting the operations of the company or its subsidiaries, changes in the business tactics or strategies of the company, its subsidiaries or its current or anticipated business partners, the financial condition of the company’s business partners, acquisitions or divestitures, changes in market forces, litigation and the other risk factors that have been identified in the company’s filings with the SEC, any one of which might materially affect the operations of the company or its subsidiaries. Any forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.

The Midland Company Reports Record First Quarter Results

April 19, 2007

THE MIDLAND COMPANY

FINANCIAL HIGHLIGHTS

	Three-Months Ended March 31,
	2007	2006	% Change
Revenues	$209,998	$186,932	12.3%

Net Income	$23,761	$22,435	5.9%

Net Income per Share (Diluted)	$1.20	$1.15	4.3%

Dividends Declared per Share	$0.10000	$0.06125	63.3%

Market Value per Share	$42.42	$34.98	21.3%

Book Value per Share	$30.93	$26.61	16.2%

Shares Outstanding	19,306	19,040

AMIG’s Property and Casualty Operations:
Direct and Assumed Written Premium	$205,381	$175,108	17.3%

Net Written Premium	$176,250	$152,544	15.5%

Combined Ratio (GAAP)	91.3%	88.8%

Combined Ratio (GAAP) - Excluding Catastrophe Losses	89.4%	85.9%

AMIG’s Life Insurance Operations:
Direct and Assumed Written Premium	$13,824	$9,321	48.3%

Net Written Premium	$5,261	$2,148	144.9%

Combined Ratio (GAAP)	85.0%	99.2%

Note:

Dollar amounts in thousands except per share data.

The Midland Company Reports Record First Quarter Results

April 19, 2007

THE MIDLAND COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three-Months Ended March 31,
	2007	2006
Revenues:
Insurance:
Premiums earned	$179,944	$159,227
Net investment income	11,426	10,280
Net realized investment gains	2,490	2,467
Other insurance income	3,347	3,177
Transportation	12,791	11,781

Total	$209,998	$186,932

Costs and Expenses:
Insurance:
Losses and loss adjustment expenses	73,936	60,898
Commissions and other policy acquisition costs	61,350	54,221
Operating and administrative expenses	30,801	28,849
Transportation operating expenses	8,990	9,472
Interest expense	1,035	1,379

Total	$176,112	$154,819

Income Before Federal Income Tax	33,886	32,113
Provision for Federal Income Tax	10,125	9,678

Net Income	$23,761	$22,435

Basic Earnings per Common Share	$1.23	$1.18

Diluted Earnings per Common Share:	$1.20	$1.15

Dividends per Common Share	$0.10000	$0.06125

Note: Dollar amounts in thousands except per share data.

Basic earnings per common share have been computed by dividing net income by 19,259 shares in 2007 and 18,986 shares in 2006.

Diluted earnings per common share have been computed by dividing net income by 19,863 shares in 2007 and 19,511 shares in 2006.

The Midland Company Reports Record First Quarter Results

April 19, 2007

THE MIDLAND COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31, 2007	December 31, 2006
ASSETS
Cash and Marketable Securities	$1,037,339	$1,036,436
Receivables - Net	272,619	276,710
Property, Plant and Equipment - Net	124,763	118,879
Deferred Insurance Policy Acquisition Costs	100,928	99,277
Other	36,888	38,226

Total Assets	$1,572,537	$1,569,528

LIABILITIES AND SHAREHOLDERS’ EQUITY
Unearned Insurance Premiums	$446,643	$445,324
Insurance Loss Reserves	214,066	221,639
Long-Term Debt	90,183	90,508
Short-Term Borrowings	8,559	17,937
Deferred Federal Income Tax	45,633	47,197
Other Payables and Accruals	170,308	172,177
Shareholders’ Equity	597,145	574,746

Total Liabilities and Shareholders’ Equity	$1,572,537	$1,569,528

Note: Amounts in thousands except per share data.